EXHIBIT 99.1

Iterum Therapeutics Announces FDA Advisory Committee Meeting to discuss NDA for Oral Sulopenem for the treatment of Uncomplicated Urinary Tract Infections

--Proposed Date for Advisory Committee meeting is September 9, 2024--

DUBLIN, Ireland and CHICAGO, June 21, 2024 (GLOBE NEWSWIRE) -- Iterum Therapeutics plc (Nasdaq: ITRM) (the Company), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced that the U.S. Food and Drug Administration (FDA) has determined that the New Drug Application (NDA) for sulopenem etzadroxil/probenecid (oral sulopenem) for the treatment of uncomplicated urinary tract infections (uUTIs) in adult women will be taken to Advisory Committee, and in its communication, highlighted that the purpose of the Advisory Committee was to discuss a) antimicrobial stewardship issues raised by potential approval and subsequent use of what would be the first oral penem in the U.S.; and b) the most appropriate target patient population(s) for treatment of uUTI with sulopenem etzadroxil/probenecid. The proposed date for the Advisory Committee meeting is September 9, 2024.

“We look forward to having this important discussion around stewardship and patients that would benefit from oral sulopenem with the FDA and its advisors at the Advisory Committee in September,” said Corey Fishman, Chief Executive Officer.

In April 2024, the Company announced that it had resubmitted its NDA to the FDA for oral sulopenem for the treatment of uUTIs in adult women. In May 2024, the FDA acknowledged receipt of the resubmission of the NDA. Under the Prescription Drug User Fee Act (PDUFA), the FDA deemed the Company’s NDA resubmission to be a Class II complete response which has a six-month review period from the date of resubmission. As a result, the FDA has assigned a PDUFA action date of October 25, 2024.

About Iterum Therapeutics plc

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. The Company is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with an oral formulation and IV formulation. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. The Company has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the topics that will be covered at the upcoming Advisory Committee meeting regarding the Company’s NDA, the date by which the FDA will take action regarding the Company’s NDA and the Company’s plans, strategies and prospects for its business, including the development, therapeutic and market potential of sulopenem. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including the uncertainties inherent in the initiation and conduct of clinical and non- clinical development, changes in regulatory requirements or decisions of regulatory authorities, the timing of approval of any submission, changes in public policy or legislation, commercialization plans and timelines, if oral sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of the Company’s expectations regarding how far into the future the Company’s cash on hand will fund the Company’s ongoing operations, the sufficiency of the Company’s cash resources and the Company’s ability to continue as a going concern, the Company’s ability to maintain listing on the Nasdaq Capital Market, risks and uncertainties concerning the outcome, impact, effects and results of the Company’s pursuit of strategic alternatives, including the terms, timing, structure, value, benefits and costs of any strategic process and the Company’s ability to complete one, whether on attractive terms or at all, and other factors discussed under the caption “Risk Factors” in its most recently filed Quarterly Report on Form 10-Q filed with the US Securities and Exchange Commission (SEC) on May 13, 2024, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Judy Matthews

Chief Financial Officer 312-778-6073 IR@iterumtx.com